PRESS RELEASE                                 Source: Ophthalmic Imaging Systems

OPHTHALMIC IMAGING SYSTEMS TO LAUNCH FOUR NEW PRODUCTS AT THE AMERICAN ACADEMY OF OPHTHALMOLOGY'S (AAO) 109TH ANNUAL MEETING

Tuesday October 11, 8:30 am ET

OPHTHALMIC IMAGING SYSTEMS LAUNCHES OIS WINSTATION 11K(TM) SYSTEM, WINSTATION XP(TM) VERSION 10.3 SOFTWARE, WINSTATION MANAGER(TM), OPHTHALMOLOGY OFFICE(TM) RETINAL TEMPLATES

SACRAMENTO,  Calif.--(BUSINESS WIRE)--Oct. 11, 2005-- Ophthalmic Imaging Systems
(OIS) (OTCBB:OISI - News), a leading provider of ophthalmic digital imaging and informatics solutions, announced today that it will launch four new products at the American Academy of Ophthalmology's (AAO) 109th Annual Meeting being held October 15th - 18th, at McCormick Place in Chicago.

During the AAO conference, OIS will launch four new products, including OIS WinStation 11K(TM), OIS WinStation XP(TM) Version 10.3 Software, OIS WinStation Manager(TM) and OIS Ophthalmology Office(TM) Retinal Templates.

     o OIS WinStation 11K(TM) system offers ophthalmologists unprecedented, industry-leading image quality with 4008X2672 pixel resolution

     o OIS WinStation XP(TM) Version 10.3 Software's increased capabilities include: enhanced capture tools to improve focus and exposure; new image enhancement functions; automatic archiving; numerous interfaces to a multitude of ophthalmic devices for image/report management and database conversion utilities to most competitive systems

     o OIS WinStation Manager(TM) automates most aspects of image management including: image distribution; archiving; retrieval; storage to DICOM; and HL7 interface with Hospital Information Systems (HIS)

     o OIS Ophthalmology Office(TM) Retinal Templates offers: new EMR templates that automate and streamline common functions including comprehensive retinal content, new treatment quick-plans, automatically generated referral letters

"The  AAO   conference  is  the  largest   gathering  of  our   customers'   key
decision-makers every year, creating an ideal opportunity to launch new products. We continue to strive to lead the industry in innovation, product quality and customer care. Our new product offerings again raise the bar for digital imaging and informatics in ophthalmology," stated Gil Allon, CEO of Ophthalmic Imaging Systems.

The Company will also be hosting an exhibit at the AAO 109th Annual Meeting at booth #3526.

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems, a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-market and support their products through an extensive network of dealers, distributors, and direct representatives.

Statements   in  this  press  release   which  are  not   historical   data  are
forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause


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actual  results,  performance,  or  achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

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Contact:
     Ophthalmic Imaging Systems
     Gil Allon, 916-646-2020 (CEO)
     Ariel Shenhar, 916-646-2020 (CFO)
     or
     KCSA Worldwide
     Todd Fromer, 212-896-1215 (Investor Relations)
     Garth Russell, 212-896-1250 (Investor Relations)